Exhibit 99.3

ADDITIONAL INFORMATION RELATING TO THE PROVINCE(1)

Information Relating to Provincial Debt	Page
Debt of the Province	2-14
Consolidated Funded and Unfunded Debt of the Public Sector	15
Canadian Foreign Exchange Rate and International Reserves	16

(1)      Any dollar amounts in Exhibit 99.3 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

DEBT OF THE PROVINCE

Direct and Guaranteed Debt

The direct debt of the Province includes debt for government purposes, as well as funds borrowed by the Province and loaned to its provincial government bodies. Direct borrowing by the Province for lending to provincial government bodies commenced in 1983.

With few exceptions, government bodies rely on the Province for fiscal agency loans to meet their borrowing requirements. The terms and conditions that apply to fiscal agency borrowings respecting payment of interest, principal and premium, if any, generally match those in the Province’s original borrowings.

Direct debt includes both funded and unfunded debt. Funded debt is defined as all debt having a maturity of one year or more from date of issuance; unfunded debt has a maturity within one year from date of issuance.

The final component of provincial debt relates to financial instruments that have been unconditionally guaranteed by the Province. Most of this debt was incurred by provincial government bodies prior to the introduction of fiscal agency borrowing in 1983. It also includes financial instruments issued by selected municipalities, improvement districts and local government entities, as well as all loan guarantees extended by the Province, including those extended to private entities and individuals.

The Warehouse Borrowing Program takes advantage of low interest rates to borrow money in advance of actual requirements. The debt will eventually be allocated to either the provincial government or provincial government bodies .

Non-guaranteed debt includes debt of the BC Transportation Financing Authority, British Columbia Liquor Distribution Branch, British Columbia Transit, British Columbia Transmission Corporation, Canadian Blood Services (Province’s share), Columbia Basin Trust, Columbia River Power Projects (a joint venture of Columbia Basin Trust and Columbia Power Corporation), Community Living British Columbia, Homeowner Protection Office, Oil and Gas Commission, Provincial Rental Housing Corporation and School districts, Universities, Colleges, institutes and Health authorities (SUCH). At March 31, 2007, $1,606 million of this debt is classified as taxpayer supported and $299 million is classified as self-supporting.

Financial statements for 2006/07 show that the Province’s total net debt (excluding non-guaranteed debt of $1,905 million) decreased by $1,512 million; debt for government purposes decreased by $1,745 million and debt for government body purposes increased by $233 million.

DIRECT FUNDED DEBT(1)
As at March 31, 2007

	2005	2006	2007
	(millions of dollars)
Government Purposes(2)
Payable in:
Canadian Dollars	$23,418	$20,699	$19,785	(3)
United States Dollars	3,825	3,774	2,621	(4)
	27,243	24,473	22,406
Government Corporation Purposes
Canadian Dollars	8,282	8,370	8,129	(5)
United States Dollars	1,886	1,893	1,858	(6)
	10,168	10,263	9,987
Warehouse Borrowing Program Purposes
Canadian Dollars	—	—	—
United States Dollars	—	—	—
	—	—	—
Add/(Less) — Unrealized Foreign Exchange Gains/(Losses)	279	138	114
	37,690	34,874	32,507
Less — Unamortized Discount	111	109	113
	37,579	34,765	32,394
Less — Sinking Funds(2)	3,816	3,711	3,560
	33,763	31,054	28,834
Less — Amounts Held in Consolidated Revenue Fund	8	7	3
Net Direct Funded Debt	33,755	31,047	28,831
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—
Direct Funded Debt (net of warehouse assets)	$33,755	$31,047	$28,831

(1)      Unhedged foreign currency liabilities are recorded in the currency in which the debt obligations are payable, translated into Canadian dollar equivalents at the exchange rate prevailing at the end of the respective fiscal years.

(2)      In compliance with generally accepted accounting principles (GAAP), defeased debt is added to debt for governement purposes and the related defeased trust funds are added to sinking fund investments. Figures for earlier years have been restated to conform with the presentation used in 2004/2005.

(3)      Canadian dollar obligations include notes payable in Japanese yen totalling 22 billion yen which have been fully hedged to $263 million Canadian through currency exchange agreements, Swiss franc notes totalling 400 million Swiss Francs which have been fully hedged to $418 million Canadian through currency exchange agreements, and Euro notes totalling 652 million Euros which have been fully hedged to $1,130 million Canadian through currency exchange agreements.

(4)      Includes U.S. dollar notes totalling $1,547 million which have been fully hedged to $2,621 million Canadian through currency exchange agreements, U.S. dollar notes totalling $300 million which have been fully hedged to 36 billion yen which have been translated at the exchange rate prevailing at the end of the fiscal year.

(5)      Canadian dollar obligations include notes payable in Euro notes totalling 36 million Euros which have been fully hedged to $57 million Canadian through currency exchange agreements.

(6)      Includes U.S. dollar notes totalling $1,075 million which have been fully hedged to $1,422 million Canadian through currency exchange agreements and unhedged U.S. dollar notes totalling $378 million which have been translated at the exchange rate prevailing at the end of the fiscal year.

CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT

As at March 31, 2007

	Outstanding	Sinking Fund Investments	Outstanding
	(Gross)		(Net)
	(in millions)
Direct Debt
Government Purposes(1)	$23,655	$2,600	$21,055
Government Corporation Purposes(2)	11,408	1,198	10,210
Warehouse Program Purposes	—	—	—
	35,063	3,798	31,265
Add — Unrealized Foreign Exchange Gains	114	—	114
Less — Unamortized Discounts	134	—	134
Less — Amounts held in the Consolidate Revenue Fund	3	—	3
Total Direct Debt	35,040	3,798	31,242
Guaranteed Debt
Government Corporations	10	—	10
Municipalities, Improvement Districts and Other local government	1	1	—
Other	190	—	190
Total Guaranteed Debt	201	1	200
Less — Guaranteed Debt held in the General Fund and Special Funds	—	—	—
— Provision for Probable Payout	4	—	4
	197	1	196
Non-Guaranteed Debt	1,917	—	1,917
Less — Unamortized Discounts	12		12
Total Non-Guaranteed Debt	1,905	—	1,905
Total Direct, Guaranteed Funded and Unfunded, and Non-Guaranteed Debt of the Province, Net of Provincial Holdings of such Debt in the General Fund and Special Funds	37,142	3,799	33,343
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—
Total Direct, Guaranteed Funded and Unfunded Debt, and Non-Guaranteed Debt of the Province (Net of Warehouse investments)	$37,142	$3,799	$33,343

(1)      In compliance with generally accepted accounting principles (GAAP), defeased debt is added to government purposes debt and the related defeased trust funds are added to sinking fund investments.

(2)      Represents direct borrowing by the Province for relending to government corporations on identical terms

Note:       Debt payable in foreign currencies is recorded at the relevant March 31, 2007 exchange rates after giving effect to any currency exchange agreements.

Direct unfunded debt of the Province (Promissory Notes) totalled $2,411 million as at March 31, 2007 (maturity value less unamortized discount and sinking funds).  This debt component comprised of $1,276 million in fiscal agency loans to government corporations and $1,135 million in loans for government purposes. Further, the direct unfunded debt was comprised of Cdn $2,282 million and US $104 million (Cdn $129 million) dollars.

Financing

The financing requirements of the Province are met through short, medium and long term borrowing in public and private markets in Canada and abroad, including from the federal Canada Pension Plan (the ‘‘Plan’’). Under the Plan, the monthly contributions made by residents of British Columbia, net of current Plan disbursements, are available for borrowing by the Province and other provincial government bodies.

The majority of British Columbia’s borrowing requirements are met through public domestic borrowings and Canada Pension Plan loans. During the 2006/07 fiscal year, the Province borrowed $226 million from the Canada Pension Plan.

Sinking Fund Management

On June 1, 1999, the Provincial government revised its sinking fund policy and discontinued sinking fund contributions on existing and new debt issued for government operating and capital financing purposes. Under the revised policy, the Province does not establish sinking funds on new debt but continues to manage sinking fund contributions made prior to June 1, 1999 (and the earnings attributable to those contributions) for the purpose of repayment of the applicable debt issues.

This revised policy does not apply to sinking funds relating to new or existing debt of the Province incurred to make loans to provincial government bodies. Consequently, Provincial government bodies (with the exception of the British Columbia Hydro and Power Authority and British Columbia Transmission Corporation) who have received or are to receive fiscal agency loans from the Province with a term of five years or more will continue to be expected to make sinking fund contributions for the purpose of repayment of some or all the corresponding Provincial debt issues.

Given that the province borrowed money to make sinking fund payments, the policy change did not impact the amount of net debt outstanding. The Province continues to follow one of the most conservative sinking fund policies among provinces for its provincial government bodies.

At March 31, 2007, the Province has $3.8 billion in sinking fund investments related to direct and guaranteed funded debt, including those held in trust on behalf of government corporations. Assuming an earnings rate of 5% on existing sinking fund investments and without contributing additional sinking fund installments, the funded debt of the Province at maturity will be 17% funded by available sinking funds (see tables below); it would be 21% funded based on assumed earnings of 5% on existing sinking fund balances and future sinking fund installments.

MATURITY SCHEDULE OF DIRECT FUNDED DEBT

As at March 31, 2007
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
		Projected			Projected
	Gross Debt	Sinking	Net Debt	Gross Debt	Sinking	Net Debt
Fiscal Year	Maturities	Fund Values	Maturities(2)	Maturities	Fund Values	Maturities(2)
	(millions of dollars)			(millions of dollars)
2008	$1,420	$197	$1,223	$900	$95	$805
2009	2,306	274	2,032	750	—	750
2010	2,526	338	2,188	250	2	248
2011	2,697	419	2,278	—	—	—
2012	2,892	860	2,032	—	—	—
	11,841	2,088	9,753	1,900	97	1,803
2013 - 17	3,591	829	2,762	600	48	552
2018 - 22	2,145	412	1,733	—	—	—
2023 - 27	3,789	712	3,077	500	164	336
2028 - 32	4,685	658	4,027	—	—	—
2033 - 37	698	—	698	300	63	237
2038 - 42	915	202	713	—	—	—
2043 - 47	250	35	215	—	—	—
	$27,914	$4,936	$22,978	$3,300	$372	$2,928

(1)      Debt payable in U.S. dollars is not translated into Canadian dollars. Debt payable in other foreign currencies is recorded after giving effect to any currency exchange agreements.

(2)      Net debt maturities represent gross debt maturities minus projected sinking fund values at maturity, based on earnings of 5% on existing sinking fund balances as of March 31, 2007. The calculations exclude sinking fund installments which are scheduled to be made in the future and unamortized discount.

MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT

As at March 31, 2007
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
		Projected			Projected
	Gross Debt	Sinking	Net Debt	Gross Debt	Sinking	Net Debt
Fiscal Year	Maturities	Fund Values	Maturities(2)	Maturities	Fund Values	Maturities(2)
	(millions of dollars)			(millions of dollars)
2008	$1	$1	$—	$—	$—	$—
2009	—	—	—	—	—	—
2010	—	—	—	—	—	—
2011	—	—	—	—	—	—
2012	—	—	—	—	—	—
	1	1	—	—	—	—
2013 - 2017	—	—	—	—	—	—
2018 - 2022	—	—	—	—	—	—
2023 - 2027	10	—	10	—	—	—
2028 - 2032	—	—	—	—	—	—
Other(3)	190	—	190	—	—	—
	$201	$1	$200	$—	$—	$—

(1)      Debt payable in U.S. dollars was called during the 98/99 fiscal year.

(2)      Net debt maturities represent gross debt maturites minus projected sinking fund values at maturity, based on earnings of 5% on sinking fund balances as of March 31, 2007. There is no provision made for future sinking fund installments or unamortized discount.

(3)      Includes Province miscellaneous Guarantees.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2007

Series	Date of Maturity	Year of Issue	Interest Rate	Outstanding March 31, 2007	References
			(percent)	($ Millions)
Long-Term and Medium-Term Debt
Issued by Province of British Columbia:
BCCMTN-92	June 12, 2007	2002	Floating	150	(4)
BCSBR-I	October 15, 2007	2000	3.90	14	(1)(5)(8)
PRW	December 10, 2007	1987	10.14	1	(2)
BCCMTN-91	January 9, 2008	2001	5.25	110	(2)
BCEC-18	March 20, 2008	2002	5.30	300	(1)(7)
BCCD-V	June 9, 2008	1997	6.00	1,700	(2)
BCCD-6	December 18, 2008	2003	4.30	280	(2)
BCJC-2	January 15, 2009	1984	8.75	25	(1)(7)
BCCG-3	June 1, 2009	2002	5.70	750	(2)(7)
BCCD-Y	December 1, 2009	1999/01	6.25	750	(2)
BCCD-AA	August 23, 2010	2000	6.375	1,400	(2)
BCCD-D	February 21, 2011	1991	10.75	250	(2)
BCCD-K	January 9, 2012	1992	9.50	1,150	(2)
BCCMTN-85	January 9, 2012	1999/00	9.50	400	(2)
BCCD-AB	January 9, 2012	2001/02	5.75	1,000	(2)
BCEC-19	April 24, 2013	2003	5.50	350	(1)(7)
BCCD-N	August 23, 2013	1993	8.50	1,100	(2)
BCCMTN-44	August 23, 2013	1995	9.60	60	(2)
BCCMTN-50	August 23, 2013	1995	9.25	65	(2)
BCCMTN-53	August 23, 2013	1995	8.50	360	(2)
BCCMTN-80	August 23, 2013	1999	5.75	100	(2)
BCCD-Q	June 9, 2014	1994	7.50	400	(2)
BCCMTN-33	June 9, 2014	1994	9.625	25	(2)
BCCMTN-34	June 9, 2014	1994	9.625	50	(2)
BCCMTN-38	June 9, 2014	1994	9.60	90	(2)
BCCD-9	June 18, 2014	2004	5.30	500	(2)
BCCMTN-27	June 20, 2014	1994	8.50	50	(2)
BCCD-3	December 18, 2015	2003	5.15	150	(2)
BCCMTN-25	October 3, 2016	1994	9.125	45	(2)
BCCD-2	June 1, 2018	2003	5.60	200	(2)
BCCMTN-26	June 17, 2019	1994	9.00	50	(2)
BCCD-8	June 17, 2019	2004	5.30	225	(2)
BCCD-C	September 5, 2020	1990	10.60	600	(2)
BCCMTN-46	September 5, 2020	1995	10.60	20	(2)
BCCD-G	May 15, 2021	1996	9.95	296	(2)
BCCMTN-76	February 23, 2022	1999	6.00	25	(2)
BCCD-L	June 9, 2022	1992	9.50	450	(2)
BCCD-M	August 19, 2022	1992	8.75	300	(2)
BCCMTN-77	February 23, 2023	1999	6.00	25	(2)
BCCD-P	September 8, 2023	1993	8.00	400	(2)
BCCMTN-60	September 8, 2023	1995	8.00	35	(2)
BCCMTN-79	September 8, 2023	1999	6.40	50	(2)
BCEC-13	November 30, 2023	1993	7.875	350	(1)(7)
BCCMTN-78	February 23, 2024	1999	6.00	100	(1)
BCCD-T	August 23, 2024	1994	9.00	400	(2)

BCCMTN-40	August 23, 2024	1995	9.00		35	(2)
BCCMTN-52	August 23, 2024	1995	9.00		200	(2)
BCCMTN-56	August 23, 2024	1995	8.50		30	(2)
BCCMTN-62	August 23, 2024	1996	7.875		200	(2)
BCCMTN-82	August 23, 2024	1999	7.00		55	(2)
BCCMTN-63	June 9, 2024	1996	8.00		110	(2)
BCCMTN-64	December 4, 2026	1996	7.00		40	(2)(9)
BCCMTN-74	December 4, 2026	1999	7.00		60	(2)(9)
BCCMTN-65	June 9, 2027	1997	7.50		50	(2)
BCCD-W	November 19, 2027	1997	6.15		500	(2)
BCCMTN-70	August 17, 2028	1998	5.45		200	(2)
BCCD-X	June 18, 2029	1998/99	5.70		2,285	(2)
BCCMTN-83	June 18, 2029	1999	5.86		250	(2)
BCCD-Z	June 18, 2031	2000/01	6.35		1,400	(2)
BCCD-7	June 18, 2035	2004	5.15		500	(2)
BCCD-11	June 18, 2037	2006	4.70		500	(2)
BCCMTN-69	January 9, 2039	1998	5.75		150	(2)
BCCMTN-73	January 9, 2039	1998	6.00		65	(2)
BCCMTN-84	August 23, 2039	1999	6.30		200	(2)
BCCD-1	June 18, 2043	2003	5.25		150	(2)
BCCD-10	August 23, 2044	2004	5.75		100	(2)
Canada Pension Plan issues		1987-2007	3.69-11.07		3,658	(2)(6)
Redemption premium re MTN-74/MTN64		1982			25
Other					134	(10)
Short-term Promissory Notes					2,409
Total Issues in Canadian Dollars					$28,457
BCEUS-4	June 11, 2007	1997	7.125		500	(1)(7)
BCUSD-4	June 20, 2007	2002	Floating		150	(4)(7)
BCEUS-6	December 20, 2007	2002	5.250		250	(1)(7)
BCUSG-1	October 29, 2008	1998/01	5.375		750	(2)(7)
BCEUS-7	June 25, 2009	2002	5.00		250	(1)(7)
BCUSG-3	May 30, 2013	2003	4.30		500	(2)(7)
BCEMTN-22	October 28,2013	1998	Floating		100	(4)
BCUSD-2	January 15, 2026	1996	6.50		500	(2)(7)
BCUSD-3	September 1, 2036	1996	7.25		300	(2)(7)
Short-term Promissory Notes					217
Total Issues in U.S. Dollars*				US	$3,517
Exchange Premium (Including Hedge)					1,222
U.S. Issues at Cdn. Dollar Equivalent				C	$4,739
BCEMTN-16	June 19, 2007	1997	3.50		5,000	(1)(11)
BCEMTN-23	March 1, 2010	2000	1.855		7,000	(1)
BCEMTN-21	September 16, 2010	1998	2.07		10,000	(1)(11)
Total Issues In Japanese Yen					¥22,000
Exchange Premium (Including Hedge)					(21,737)
Japanese Issues at Canadian Dollar Equivalent **				C	$263
BCSFR-4	March 26, 2008	2002	2.125		400	(1)(7)
Total Issues in Swiss Francs				SF	400
Exchange Premium (Including Hedge)					18
Swiss Franc Issues at Canadian Dollar Equivalent **				C	$418
BCEFF-2	July 15, 2009	1997	5.875		305	1)(7)
BCEDM-1	July 21, 2010	1998	5.125		383	(1)(7)
Total Issues in Euro***				EURO	688

Exchange Premium (Including Hedge)		498
Euro Issues at Canadian Dollar Equivalent**	C	$1,186
Gross Direct Debt Issued by the Province (In Canadian Dollar Equivalents)	C	$35,063

                  * Payable and expressed in U.S. dollars. Debt payable in US $3,026 million has been hedged to Cdn $4,173 million. Debt payable in U.S. $300 million has been hedged to JP¥36,075 million. This balance was translated at the exchange rate prevailing at year-end.

            ** Foreign currency debt other than U.S. has been fully hedged to Canadian dollars

      *** On January 1, 2002, French Franc was converted into Euro at 1 Euro = 6.55957 FRF and Deutschemark was converted into Euro at 1 Euro = 1.95583 DEM

I. STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT
At March 31, 2007

	Amount
	Outstanding
	March 31, 2007
	($ millions)
Gross Direct Debt issued by the Province(1) (in Canadian Dollar Equivalents)		35,063
Less — Fiscal Agency Borrowings on behalf of:
Warehouse Borrowing Program	—
BC Transportation Financing Authority	3,247
British Columbia Buildings Corporation	—
British Columbia Housing Management Commission	10
British Columbia Hydro and Power Authority	7,831
British Columbia Institute of Technology	24
British Columbia Transit	122
British Columbia Transmission Corporaton	30
College of New Caledonia	3
College of the Rockies	3
Douglas College	1
Home Owner Protection Office	34
Improvement Districts	9
Selkirk College	2
Simon Fraser University	11
Thompson Rivers University	3
University of British Columbia	53
University of Northern British Columbia	15
University of Victoria	10
	11,408	11,408
Gross Direct Debt		23,655
Add — Unrealized Foreign Exchange Gains	62
Less — Unamortized Discount	134
— Government Sinking Funds(1)	2,600
— Bonds held in the Consolidated Revenue Fund	3	2,675
Total Net Direct Debt		20,980
Gross Fiscal Agency Reloaned Debt		11,408
Less — Gross Fiscal Agency Debt		11,408
Gross Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Less — Unamortized Discount/(Premium)	—	—
Total Net Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Gross Fiscal Agency Debt		11,408
Add — Unrealized Foreign Exchange Gains	52
Less — Government Sinking Funds	1,198	1,146
Total Net Fiscal Agency Debt		10,262
Total Net Direct and Fiscal Agency Debt, Warehouse Borrowing Program Debt		31,242
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt		—
Total Net Direct and Fiscal Agency Debt		31,242

(1)      In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

NET GUARANTEED DEBT

At March 31, 2007

Issuer & Series	Year of Maturity	Year of Issue	Interest Rate	Amount Outstanding(1) March 31/2007
			(percent)	(millions of
				Cdn. dollars)
British Columbia Hydro and Power Authority	2024	2004	5.54	10
Plus — Other Guaranteed Debt(2)				190
				200
Less — Provisions for Probable Payout				4
Total Net Guaranteed Debt				196

(1)      Total net of sinking funds

(2)      Includes outstanding loan guarantees of student assistance loans, loans to agricultural producers and guarantees issued under economic development assistance programs.

NON-GUARANTEED DEBT
As At March 31, 2007

(millions of
Cdn. dollars)
Taxpayer-Supported Debt
BC Transportation Financing Authority	353
Canadian Blood Services	3
Columbia Basin Trust	20
Homeowner Protection Office	75
Provincial Rental Housing	206
Schools	17
Post-Secondary	526
Health facilities	405
Other(1)	1
Total Taxpayer-Supported Non-Guaranteed Debt	1,606
Self-Supported Debt
Commercial Crown Corporations and Agencies
British Columbia Liquor Distribution	3
British Columbia Transmission Corporation	7
Columbia River Power Projects(2)	236
Post-Secondary institutions’ subsidiaries	53
Total Self-Supported Non-Guaranteed Debt	299
Total Non-Guaranteed Debt	1,905

(1)      Includes debt of the British Columbia Transit, Community Living British Columbia., Oil & Gas Commission, and Royal BC Museum.

(2)      Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

REFERENCES TO STATEMENTS OF DEBT

  1)         Interest payable annually.

  2)         Interest payable semi-annually.

  3)         Interest payable monthly.

  4)         Interest payable quarterly.

  5)         Interest rate reset semi-annually.

  6)         Pursuant to provisions for investment of Canada Pension Plan Funds, this issue is redeemable as a whole or in part on 30 days notice at the option of the Minister of Finance for British Columbia, subject to certain restrictions (CPP issues).

  7)         Callable by the issuer if taxation laws requiring additional payments are imposed or levied.

  8)         Redeemable on October 15 or April 15 prior to maturity at par upon presentation of the bond.

  9)         Coupon will be 5.4% to December 4, 2002 and 7% thereafter to maturity (BCCMTN-64/MTN74).

10)        Including the Province’s direct capital leases and the assumption by the Province of debt obligations of David Thompson University Centre.

11)        Coupon is payable in US dollars. (EMTN-16 & EMTN-21).

CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR

The financial statements of the Province include funded and unfunded debt of public entities within British Columbia which is either guaranteed or reloaned by the Province, and include the funded debt of such entities which is not guaranteed by the Province.

	Outstanding	Unamortized	Unrealized foreign	Sinking Fund	Oustanding
	Gross(1),(2)	Discount	exchange gains	Investments(2)	Net
	(in Millions of Cdn dollars)
Direct and Guaranteed Funded and Unfunded Debt of the Province	$35,261	$134	$114	$3,799	$31,442
Plus: Non-Guaranteed Debt	1,917	12	—	—	1,905
Total Consolidated Funded Debt of the Public Sector of British Columbia	$37,178	$146	$114	$3,799	$33,347

(1)      Balance does not include the Provision for Probable Payout ($4 million).

(2)      In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

CANADIAN FOREIGN EXCHANGE RATE AND
INTERNATIONAL RESERVES

Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows for the calendar year ended December 31:

	2002	2003	2004	2005	2006
High	66.13	77.38	84.69	87.51	90.99
Low	61.99	63.50	71.41	78.53	78.72

On March 31, 2007, the noon spot rate for the U.S. dollar was 86.74

Source: Bank of Canada

The total of Canada’s official international reserves on December 31, 2002 to 2006 is as follows:

December 31
2002	2003	2004	2005	2006
(US$ Millions)
$37,169	$36,268	$34.467	$33,018	$35,063	(1)

Source: Bank of Canada

(1)      US$15,608 million, US$69 million in gold, US$833 million in the International Monetary Fund Reserve, US$963 million in Special Drawing Rights and US$17,590 million in other foreign currencies

TRADE BALANCE

Exports and Imports:

Based on the provincial economic accounts 2006 preliminary estimates (April 2007), BC’s exports of goods and services totalled $76.0 billion during the 2006 calendar year. International exports comprised $48.8 billion (64%) of BC’s total exports, and represented 9.3% of Canada’s total international exports; while inter-provincial exports accounted for $27.1 billion (36%) of BC’s total exports. BC’s imports of goods and services totalled $82.8 billion, consisting of $47.3 billion (57%) international imports and $35.4 billion (43%) inter-provincial imports. BC’s international imports accounted for 9.7% of Canada’s total international imports. BC registered a trade deficit of $6.8 billion, which consists of a $1.5 billion surplus in trade from abroad and an $8.3 billion deficit accruing from inter-provincial trade. In 2005, BC registered an overall deficit of $4.3 billion. Although BC had a $4.2 billion surplus in international trade, the international trade surplus was overtaken by an $8.4 billion deficit in inter-provincial trade.

International exports of goods originating from BC, computed by BC Stats using customs based data, were $33.4 billion in 2006, a decrease of 2.0% compared to $34.1 billion in 2005. This decline was largely driven by the decrease in the value of energy and wood products. Increases occurred in 2006 in the value of exports of metallic mineral products (+32.5%), machinery and equipment (+7.1%), agriculture and food other than fish (+3.9%) and pulp and paper (+2.9%). However, these gains were more than offset by declines in the value of exports of energy products (-17.3%) and wood products (-7.4%).

The United States is BC’s principal international export market, accounting for 61.2% of the international exports of goods in 2006.